Exhibit 10(1xiii)

SPLIT-DOLLAR AGREEMENT

THIS AGREEMENT made and entered into as of the 7th day of May, 2001, by and between American Greetings Corporation, an Ohio corporation, with principal offices and place of business in the State of Ohio (the “Corporation”), and the Morry Weiss and Judith S. Weiss 2001 Irrevocable Insurance Trust, dated March 1, 2001, Gary Weiss, Jeffrey Weiss, Zev Weiss and Elie Weiss co-trustees (the “Owner”).

WITNESSETH:

WHEREAS, the Owner wishes to provide life insurance protection in the event of the death of Morry Weiss and Judith Weiss (the “Insureds”), under a policy of life insurance insuring the lives of the Insureds (the “Policy”), which is described in Exhibit A attached hereto and by this reference made part hereof, and which was issued by Security Life of Denver (the “Insurer”); and

WHEREAS, Morry Weiss (the “Insured Employee”) is the Chairman and Chief Executive Officer of the Corporation; and

WHEREAS, the Corporation desires to pay a portion of the premiums due on the Policy as an additional employment benefit for the Insured Employee, on the terms and conditions hereinafter set forth; and

WHEREAS, the Owner of the Policy possesses all incidents of ownership in and to the Policy; and

WHEREAS, the Corporation wishes to have the Policy collaterally assigned to it by the Owner, in order to secure the repayment of the amounts that it will pay toward the premiums on the Policy.

NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereto agree as follows:

1. Purchase of Policy. The Owner has purchased the Policy from the Insurer in the total initial face amount of $30,000,000. The parties hereto have taken all necessary actions to cause the Insurer to issue the Policy, and shall take any further actions that may be necessary to cause the Policy to conform to the provisions of this Agreement. The parties hereto agree that the Policy shall be subject to the terms and conditions of this Agreement and of the collateral assignment filed with the Insurer pursuant to Section 4 hereof.

2. Ownership of Policy. The Owner shall be the sole and absolute Owner of the Policy, and may exercise all ownership rights granted to the Owner thereof by the terms of the Policy, except as may otherwise be provided herein.

3. Payment of Premiums.

a. Thirty (30) days prior to the due date of each Policy premium, the Owner shall pay to the Corporation an amount equal to the Insured Employee’s imputed income related to the value of the death benefits provided for under the Policy. The amount of such contributions shall be confirmed annually by the Insurer. The Owner shall pay such required contribution to the Corporation prior to the premium due date. If the Owner fails to make such timely payment, the Corporation, in its sole discretion, may elect to make the Owner’s premium payment, which payment shall be recovered by the Corporation as provided herein.

b. On or before the due date of each Policy premium, or within the grace period provided therein, the Corporation shall pay the full amount of the premium to the Insurer, and shall, upon request, promptly furnish the Insured Employee evidence of timely payment of such premium. The Corporation shall annually furnish the Insured Employee a statement of the amount of income reportable by the Insured Employee for federal and state income tax purposes, if any, as a result of the insurance protection provided under the Policy or for any other reason with respect to the Policy.

4. Collateral Assignment. To secure the repayment to the Corporation of the amount of the premiums on the Policy paid by it hereunder, the Owner shall assign the Policy to the Corporation as collateral, under the form used by the Insurer for such assignments. The collateral assignment of the Policy to the Corporation hereunder shall not be terminated, altered or amended by the Owner, without the express written consent of the Corporation. The parties hereto agree to take all action necessary to cause such collateral assignment to conform to the provisions of this Agreement.

5. Rights of Corporation.

a. The Corporation shall have an interest in the Policy equal to the amount of the cash value of the Policy in proportion to the premiums the Corporation has paid under Section 3 hereof.

b. The Corporation may pledge or assign its interest in the Policy, subject to the terms and conditions of this Agreement, for the sole purpose of securing a loan from the Insurer or from a third party. The amount of such loan, including accumulated interest thereon, shall not exceed the lesser of (i) the amount of the premiums on the Policy paid by the Corporation hereunder or (ii) the cash surrender value of the Policy as of the date of the loan. Interest charges on such loan shall be paid by the Corporation. If the Corporation so encumbers the Policy, other than by a policy loan from the Insurer, then, upon the death of the Insureds or upon termination of this Agreement, the Corporation shall promptly take all action necessary to secure the release or discharge of such encumbrance.

c. The Owner shall name the Corporation as a beneficiary under the Policy to the extent of the Corporation’s interest in the Policy described in this Section.

6. Limitations on Owner’s Rights in Policy.

a. Except as otherwise provided herein, the Owner shall not sell, assign, transfer, borrow against, surrender or cancel the Policy, nor change the beneficiary designation provision thereof, without, in any such case, the express written consent of the Corporation.

b. Notwithstanding any provision hereof to the contrary, the Owner shall have the right to absolutely and irrevocably give to a donee (including another trust) all of its right, title and interest in and to the Policy, subject to the collateral assignment of the Policy to the Corporation pursuant hereto. The Owner may exercise this right by executing a written transfer of ownership in the form used by the Insurer for irrevocable gifts of insurance policies, and delivering this form to the Corporation. Upon receipt of such form, executed by the Owner and duly accepted by the donee thereof, the Corporation shall consent thereto in writing, and shall thereafter treat the Owner’s donee as the sole owner of all such Owner’s right, title and interest in and to the Policy, subject to this Agreement and the collateral assignment of the Policy, all such rights being vested in and exercisable only by such donee.

7. Collection of Death Proceeds.

a. Upon the second to die of the Insureds, the Corporation shall cooperate with the Owner to take whatever action is necessary to collect the death benefit provided under the Policy; when such benefit has been collected and paid as provided herein, this Agreement shall thereupon terminate.

b. Upon the second to die of the Insureds, the Corporation shall have the unqualified right to receive a portion of such death benefit equal to the amount of the premiums paid by it hereunder. The balance of the death benefit provided under the Policy, if any, shall be paid directly to the other beneficiary or beneficiaries designated by the Owner, in the manner and in the amount or amounts provided in the beneficiary designation provision of the Policy.

In no event shall the amount payable to the Corporation hereunder exceed the Policy proceeds payable at the death of the Insureds. No amount shall be paid from such death benefit to the other beneficiary or beneficiaries designated by the Owner until the full amount due the Corporation hereunder has been paid. The parties hereto agree that the beneficiary designation provision of the Policy shall conform to the provisions hereof.

c. Notwithstanding any provision hereof to the contrary, in the event that, for any reason whatsoever, no death benefit is payable under the Policy upon the death of the Insureds and in lieu thereof the Insurer refunds all or any part of the premiums paid for the Policy, the Corporation and the Owner or its donee shall have the unqualified right to share such premiums based on the relative proportion of the respective cumulative premiums paid by the Corporation and by the Owner.

8. Termination of Agreement.

a. This Agreement shall terminate upon the occurrence of the earliest of the following events: (i) total cessation of the Corporation’s business; (ii) bankruptcy, receivership or dissolution of the Corporation; or (iii) death of the second insured.

b. In addition, the Owner, by written notice to the Corporation signed by the Owner, may terminate this Agreement by written notice to the Corporation. Such termination shall be effective as of the date of such notice.

9. Disposition of the Policy on Termination of the Agreement During the Insured Employee’s Lifetime.

a. For sixty (60) days after the date of termination of this Agreement pursuant to Sections 8.a. (i) and (ii), above, the Owner shall have the option of obtaining the release of the collateral assignment of the Policy to the Corporation. To obtain such release, the Owner shall repay to the Corporation the total amount of the premium payments made by the Corporation hereunder or, if less, the then total cash surrender value of the Policy. Upon receipt of such amount, the Corporation shall release the collateral assignment of the Policy, by the execution and delivery of an appropriate instrument of release.

b. If the Owner fails to exercise such option within such 60-day period, then, at the request of the Corporation, the Owner shall execute any document or documents required by the Insurer to transfer the interest of the Owner in the Policy to the Corporation. Thereafter, neither the Owner nor its successors and assigns shall have any further interest in and to the Policy, either under the terms thereof or under this Agreement. Alternatively, the Corporation may enforce its right to be repaid the amount of the premiums on the Policy paid by it from the cash surrender value of the Policy under the collateral assignment of the Policy; provided that in the event the cash surrender value of the Policy exceeds the amount due the corporation, such excess shall be paid to the Owner.

10. Insurer Not a Party.

a. The Corporation is hereby designated as the administrator under this Agreement. The Administrator shall have the authority to control and manage the operation and administration of this Agreement, shall have the sole and absolute discretion to interpret the provisions of this Agreement (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of this Agreement) and shall make any determinations and findings with respect to the rights of the parties hereunder as may be required for the purposes of this Agreement.

b. (1) Claim.

A person who believes that he or she is being denied a benefit to which he or she is entitled under this Agreement (a “Claimant”) may file a written request for such benefit with the Corporation, setting forth his or her claim. The request may be addressed to the Secretary of the Corporation or the Senior Vice President, Human Resources, of the Corporation at its then principal place of business.

(2) Claim Decision.

Upon receipt of a claim, the Compensation Committee of the Corporation shall provide the Claimant with a written determination within ninety (90) days. The Compensation Committee may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

If the claim is denied in whole or in part, the Compensation Committee shall provide a written determination setting forth: (a) the specific reason or reasons for such denial; (b) the specific reference to pertinent provisions of this Agreement on which such denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (d) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (e) the time limits for requesting a review under subsection (3) and for review under subsection (4) hereof.

(3) Request for Review.

Within sixty (60) days after the receipt by the Claimant of the written determination described above, the Claimant may request in writing that the Board of Directors of the Corporation review the determination of the Compensation Committee. Such request must be addressed to the Secretary of the Corporation or the Senior Vice President, Human Resources, of the Corporation, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by such Board. If the Claimant does not request a review of the Compensation Committee’s determination within such 60-day period, the Claimant shall be barred and estopped from challenging such determination.

(4) Review of Decision.

Within sixty (60) days after receipt of a request for review by the Secretary of the Corporation or the Senior Vice President, Human Resources, of the Corporation, the Board will review the Compensation Committee’s determination. After considering all materials presented by the Claimant, the Board will provide a written determination setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the 60-day period be extended, the Board will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred and twenty (120) days after receipt of the request for review.

11. Amendment. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and the Owner and its successors and assigns.

13. Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Corporation. The date of such mailing shall be deemed the date of notice, consent or demand; provided, however, that all such notices shall be effective only upon receipt.

14. Governing Law. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in counterparts, as of the day and year first above written.

MORRY WEISS AND JUDITH S. WEISS 2001 IRREVOCABLE INSURANCE TRUST

	By:	/s/ Gary Weiss
Gary Weiss, Trustee

	By:	/s/ Jeffrey Weiss
Jeffrey Weiss, Trustee

	By:	/s/ Zev Weiss
Zev Weiss, Trustee

	By:	/s/ Elie Weiss
Elie Weiss, Trustee

ATTEST:	AMERICAN GREETINGS CORPORATION

/s/ Mary Kay Incandela	By:	/s/ Jon Groetzinger, Jr.

	Title:	Secretary

EXHIBIT A

The following life insurance policy is subject to the attached Split-Dollar Agreement.

Insurer	Security Life of Denver

Insured	Morry Weiss and Judith Weiss

Policy Number	610025927

Face Amount	$30,000,000

Date of Issue	May 7, 2001